  Exhibit 3.3

LIGHTHOUSE LIFE CAPITAL, LLC
6.50% Senior Beacon Bonds (Class B Bonds)
CUSIP No. [●]
ISIN No. [●]

No. [●]	No. of 6.50% Senior Beacon Bonds (the “Class B Bonds”): [●] Principal Amount of the Bonds: $[●]
         Series: [●]

LIGHTHOUSE LIFE CAPITAL, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to [· ], or its registered assigns, the principal sum of up to $50,000,000, as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Class B Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates: Monthly payments on the 15th of each month commencing on the first month following the issuance of such Bond and continuing monthly thereafter until its maturity date.

Record Dates: The last day of each calendar month.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [●]

LIGHTHOUSE LIFE CAPITAL, LLC, a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 6.5% Senior Beacon Bonds described in the within-mentioned Indenture. Dated: [●].

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

(Reverse of Bond)

6.50% Senior Beacon Bonds (Class B Bonds)

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of [●] (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $50,000,000 in the aggregate of Class A Bonds and Class B Bonds of the Company. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the Class B Bonds represented by this certificate at 6.50% per annum from the date of issuance, up to but not including the third anniversary of the issuance date of this certificate (the “Maturity Date”) subject: (y) to the Company’s ability to extend the Maturity Date for an additional six months in its sole and absolute discretion by providing written notice of such extension after the Repayment Election and at least 60 days prior to the Maturity Date and (z) to any renewal of the Class B Bonds as prescribed in the Indenture. The Company will pay interest due on the Class B Bonds on the Interest Payment Dates, or if any such day is not a business day, the next Business Day. Interest on the Class B Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Class B Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2. Method of Payment. The Company will pay interest on the Class B Bonds to the Persons who are registered holders of Class B Bonds at the close of business on the last day of the each calendar month immediately preceding the Interest Payment Date (the “Record Date”), even if such Class B Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The Class B Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Class B Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Class B Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of Class B Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, N.A., the Trustee under the Indenture will act as paying agent and registrar. The Company may change the paying agent or registrar without notice to the holders of Class B Bonds but with notice to the Trustee. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the Class B Bonds under the Indenture. The terms of the Class B Bonds include those stated in the Indenture for a complete description of the terms of the Class B Bonds. The Class B Bonds are subject to all such terms, and holders of Class B Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. We may redeem the Class B Bonds, in whole or in part, without penalty. If the Class B Bonds are renewed for an additional term, we may redeem the Class B Bonds at any time during such renewal period. Any redemption of a Class B Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the Class B Bonds, we will give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each such holder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Class B Bonds, the particular Class B Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Except as set forth in this Section 5, or pursuant to Section 3.04 of the Indenture, the Class B Bonds may not be redeemed by the Company.

SECTION 6. Redemption at Option of Holder.

(a) Class B Bonds will be redeemable at the election of the Bondholder beginning anytime after the last issuance date of the series of Class B Bonds represented hereby. In order to request redemption, the Bondholder must provide written notice to us at our principal place of business that the Bondholder requests redemption of all or a portion of the Bondholder’s Bonds (a “Notice of Redemption”). We will have 120 days from the date such notice is provided to redeem the Bondholder’s Bonds at a price per Bond of $915 plus any accrued but unpaid interest on the Bond.

(b) Our obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds during any Redemption Period equal to the 10% Limit (as defined below). Any Bonds redeemed as a result of a Bondholder's right upon death, disability or bankruptcy set forth in Section 7 will be included in calculating the 10% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to this Section. Bond redemptions set forth in this Section will occur in the order that notices are received.

Bond redemption requests during any Redemption Period in excess of the 10% Limit will be held (“Held Requests”) until the next Redemption Period and then fulfilled in the order in which they were received; provided, that if the 10% Limit for any Redemption Period increases in accordance with the definition of the 10% Limit during the pendency of the Offering, then such Held Requests will be fulfilled upon such increase in the 10% Limit in the order in which they were received.

(c) “10% Limit” shall mean 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar year; provided, however, during the pendency of the Offering, such amount shall be updated to equal 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar quarter.

(d) “Offering” shall mean that certain offering for sale of the Class A Bonds pursuant to an Offering Statement on Form 1-A (File No.: 024-11380), as the same may be amended.

(e) “Redemption Period” shall mean a calendar year.

SECTION 7. Redemption upon Death, Disability or Bankruptcy.

(a) Subject to subsection (b) below, within 60 days of the death, Qualifying Disability or Bankruptcy (as defined below) of a holder who is a natural person or a Person who beneficially holds Bonds (a “Holder Redemption Event”), the estate of such Person, such Person, or legal representative of such Person may require the Company to repurchase, in whole but not in part, without penalty, the Bonds held or beneficially held by such Person, as the case may be, by delivering to the Company a Repurchase Request. Redemptions due to death, disability or bankruptcy shall count towards the annual 10% limit on redemptions described above; provided, however, that any redemptions pursuant to death, disability or bankruptcy shall not be subject to the 10% limit. Any Repurchase Request shall specify the particular Holder Redemption Event giving rise to the right of the holder or beneficial holder to have his or her Securities repurchased by the Company. If a Bond or beneficial interest is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (i) the surviving holder or beneficial holder upon the occurrence of a Holder Redemption Event arising by virtue of a death, or (ii) the disabled or bankrupt holder or beneficial holder (or a legal representative) upon the occurrence of a Holder Redemption Event arising by virtue of a Disability or Bankruptcy. In the event a Bond or beneficial interest is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Bond or beneficial interest unless a Holder Redemption Event has occurred for all such co-holders or co-beneficial holders of such Bond.

Bankruptcy shall mean, with respect to any Bondholder the final adjudication related to (i) the filing of any petition seeking to adjudicate the Bondholder bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Bondholder or such Bondholder’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (ii) without the consent or acquiescence of such Bondholder, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or, without the consent or acquiescence of such Bondholder, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Bondholder or of all or any substantial part of the property of such Bondholder which order shall not be dismissed within ninety (90) days.

(b)    Upon receipt of a Repurchase Request under subsection (a) above, the Company shall designate a date for the repurchase of such Security and notify the Trustee of such Repurchase Date, which date shall not be later than 90 days after the Company receives facts or certifications establishing to the reasonable satisfaction of the Company the occurrence of a Holder Redemption Event. Any redemption of a Bond under this Section will be at a price equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

SECTION 8. Denominations, Transfer Exchange. The Class B Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Class B Bonds may be registered and Class B Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of Class B Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Class B Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Class B Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Class B Bonds for a period of 15 days before a selection of Class B Bonds to be redeemed.

SECTION 9. Persons Deemed Owners. The registered holder of Class B Bonds may be treated as its owner for all purposes.

SECTION 10. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the Class B Bonds then outstanding. Without notice to or consent of any holder of Class B Bonds, the parties thereto may amend or supplement the Indenture and the Class B Bonds as provided in the Indenture.

SECTION 11. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Class B Bonds may declare the principal of, premium, if any, and accrued interest on the Class B Bonds to be due and payable immediately in accordance with the provisions of Section 6.01. If an Event of Default occurs and is continuing, the Class A Bonds will continue to accrue interest at the applicable rate for Class B Bonds. Holders of Class B Bonds may not enforce the Indenture or the Class B Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Class B Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Class B Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The holders of a majority of the Class B Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Class B Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2).

SECTION 12. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 13. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Class B Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Class B Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Class B Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Class B Bonds.

SECTION 14. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 15. Abbreviations. Customary abbreviations may be used in the name of a holder of Class B Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 16. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to holders of Class B Bonds. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 17. Registered Form. The Class B Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 18. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Company will furnish to any holder of Class B Bonds upon written request and without charge a copy of the Indenture.